Exhibit 10.6

TRUECAR, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of October 25, 2013, (the “Effective Date”) by and between TrueCar, Inc. (the “Company”), and Mike Guthrie (“Executive” and, together with the Company, the “Parties”).  For purposes of this Agreement, Company shall be defined to include any predecessors to TrueCar, Inc., including, but not limited to, Zag.com Inc.

RECITALS

WHEREAS, the Company wishes to continue to retain the services of Executive and Executive wishes to remain employed by the Company on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1.                                      Duties and Obligations.

(a)                                 Duties and Scope of Employment.  As of the Effective Date, Executive will continue to serve as Chief Financial Officer of the Company reporting directly to the Company’s Chief Executive Officer (the “CEO”).  Executive will have the authority generally allowed to persons discharging the duties of such position.  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the CEO.  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)                                 Obligations.  During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO or the Company’s Board of Directors (the “Board”).

2.                                      At-Will Employment.  Subject to the terms hereof, Executive’s employment with the Company remains “at-will” employment and may be terminated by the Company at any time with or without cause or with or without notice.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3.                                      Compensation.

(a)                                 Base Salary.  During the Employment Term, the Company will pay Executive an annual base salary of $240,000 as compensation for his services (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.  Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)                                 Annual Bonus.  Executive will be eligible to receive an annual performance-based bonus of up to $240,000 (the “Annual Bonus”) upon achievement of performance objectives to be determined by the Board, the Compensation Committee of the Board (the “Compensation Committee”), or the Board’s or Compensation Committee’s delegate, in its sole discretion.  The amount of Annual Bonuses to be paid to Executive, if any, will be: (i) determined in the sole discretion of the Board, the Compensation Committee or their delegate; (ii) paid in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding; and (iii) subject to Executive’s continued employment with the Company through the payment date.

(c)                                  Equity.  Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or the Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.  All of Executive’s current and future stock option agreements will permit or, subject to approval by the Board or the authorized committee or delegate of the Board, will be amended pursuant to this Agreement to permit, as applicable, exercise of Executive’s stock options by means of a “net exercise”. All of Executive’s current and future stock options that are granted prior to a Change in Control or the closing of the Company’s first bona fide, firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock, shall permit early exercise of Executive’s unvested stock options.  As of the Effective Date and to the extent Executive’s Equity Awards do not already so provide, this Agreement acts as an amendment to each of Executive’s Equity Awards that are outstanding as of the Effective Date.  To the extent not amended by this Agreement, the terms and conditions of such Equity Awards remain in full force and effect.  To the extent not already provided, Executive’s outstanding stock option agreements shall be amended to permit net exercise and early exercise, as applicable.  Each early exercisable option shall be subject to the terms and conditions of an early exercise stock option agreement (or amendment to and/or restatement of currently outstanding option agreement, as applicable) and related attachments that shall be approved by the Board (or authorized committee or delegate of the Board).

(d)                                 Liquidity Bonus.  If (i) Executive remains an employee through the first to occur of a Change in Control or the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities (the first such event to occur, a “Liquidity Event”), and (ii) the fair market value of a share of Company common stock on the date of the Liquidity Event, as determined by the Board in good faith, is above $7.67, then Executive will be entitled to a one-time “Liquidity Bonus” (as defined below), which shall be paid to Executive in a lump sum within thirty (30) days following the Liquidity Event. In no event may Executive designate the taxable year of payment.  For purposes of this Agreement, “Liquidity Bonus” means the sum of (i) $1,066,500, plus (ii) a gross-up payment in an amount, determined by the Company, necessary to pay federal and state income and employment taxes incurred by Executive with respect to the Liquidity Bonus (with such gross-up to be calculated by the Company based on the withholding rates the Company has in effect for Executive at the time the Liquidity Bonus is earned by Executive).

4.                                      Employee Benefits.  During the Employment Term, Executive will be entitled to participate in executive benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.                                      Vacation.  Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, which may change from time to time, with the timing and duration of specific vacations mutually and reasonably agreed to by the Parties hereto.

6.                                      Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.                                      Severance Benefits.

(a)                                 Termination without Cause, Termination due to Death or Disability or Resignation for Good Reason Prior to a Change in Control.  If (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, (y) Executive’s employment with the Company terminates due to Executive’s death or Disability, or (z) Executive resigns from employment with the Company for Good Reason, and in each case, such termination occurs prior to a Change in Control, then subject to Section 9 of this Agreement, Executive will receive as severance from the Company: (i) continuing payments of Executive’s Base Salary as in effect on the date of Executive’s termination, payable in accordance with the Company’s standard payroll procedures during the Severance Period; and (ii) the immediate vesting of each of Executive’s then-outstanding Equity Awards as to the number of shares subject to each such Equity Award that otherwise would have vested had he remained an employee of the Company through the twelve (12)-month anniversary of the date of Executive’s termination of employment.  With respect to Equity Awards granted on or after the Effective Date, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement.

(b)                                 Termination Without Cause, Termination due to Death or Disability or Resignation for Good Reason During the Change in Control Period.  If (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, (y) Executive’s employment with the Company terminates due to Executive’s death or Disability, or (z) Executive resigns from employment with the Company for Good Reason, and in each case, such termination occurs during the Change in Control Period, then subject to Section 9 of this Agreement, Executive will receive as severance from the Company: (i) continuing payments of Executive’s Base Salary as in effect on the date of Executive’s termination, payable in accordance with the Company’s standard payroll procedures during the Severance Period; and (ii) the immediate vesting as to 100% of each of Executive’s then outstanding Equity Awards.  With respect to Equity Awards granted on or after the

Effective Date, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement.

(c)                                  Termination Without Cause, Termination due to Death or Disability or Resignation for Good Reason After the Change in Control Period.  If (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, (y) Executive’s employment with the Company terminates due to Executive’s death or Disability, or (z) Executive resigns from employment with the Company for Good Reason, and in each case, such termination occurs after the expiration of the Change in Control Period, then subject to Section 9 of this Agreement, Executive will receive as severance from the Company continuing payments of Executive’s Base Salary as in effect on the date of Executive’s termination, payable in accordance with the Company’s standard payroll procedures during the Severance Period.

(d)                                 Voluntary Resignation; Termination for Cause.  If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then-existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e)                                  Exclusive Remedy.  In the event of a termination of Executive’s employment as set forth in Section 7 of this Agreement, the provisions of Section 7 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).  Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 7 of this Agreement.

8.                                      Change in Control Benefits.  In the event of a Change in Control that occurs while Executive remains an employee of the Company, if Executive remains employed with the Company (or any successor of the Company or subsidiary thereof) as of immediately following the end of the Change in Control Period, then 100% of any Equity Awards held by Executive as of the Closing shall vest and become fully exercisable (to the extent applicable) at such time.  With respect to Equity Awards granted on or after the Effective Date, but granted prior to the Closing, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement.

9.                                      Conditions to Receipt of Severance; No Duty to Mitigate.

(a)                                 Separation Agreement and Release of Claims.  The payment of any severance set forth in Section 7(a), Section 7(b) and Section 7(c) above is contingent upon Executive signing and not revoking a release of claims agreement with the Company (which may include an agreement not to disparage the Company, non-solicit provisions and other standard terms and conditions) in a form reasonably acceptable to the Company (the “Release”) upon or following Executive’s separation from service and such Release becoming effective no later than sixty (60) days following Executive’s separation from service (such deadline, the “Release Deadline”).  If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement.  In no event will severance payments be paid or provided until the Release actually becomes effective.  Any severance payments under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 9(b)(ii).  Except as required by Section 9(b)(ii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement.  In no event will Executive have discretion to determine the taxable year of payment of any severance payments.

(b)                                 Section 409A.

(i)                           Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable to Executive, if any, pursuant to this Agreement, that when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A of the Internal Revenue Code, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)                        Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 9(b)(ii) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)                     Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein.  Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.

(iv)                    For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(v)                       The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.  Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c)                                  Confidential Information Agreement.  Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined in Section 12) and the provisions of this Agreement.

(d)                                 No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10.                               Limitation on Payments.  In the event that the severance or change in control-related benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance or change in control-related benefits under this Agreement or otherwise will be either:

(a)                                 delivered in full, or

(b)                                 delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance or change in control-related benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

11.                               Definitions.

(a)                                 Cause.  For purposes of this Agreement, “Cause” means: (i) Executive’s failure to perform his assigned duties responsibilities as an employee (other than a failure resulting from Executive’s Disability) after written notice thereof from the Company describing Executive’s failure to perform such duties or responsibilities; (ii) Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company; (iii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) Executive’s breach of any confidentiality agreement or invention assignment agreement (including, but not limited to, the Confidential Information Agreement) between Executive and the Company (or any affiliate of the Company); or (v) Executive being convicted of, or entering a plea of nolo contendere to, any crime.

(b)                                 Change in Control.  For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)                           Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)                        Change in Effective Control of the Company.  A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)                     Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)                                  Change in Control Period.  For purposes of this Agreement, “Change in Control Period” means the period beginning upon the Closing and ending on the twelve (12)—month anniversary of the Closing.

(d)                                 Closing.  For purposes of this Agreement, “Closing” means the closing of the first transaction constituting a Change in Control that occurs on or following the Effective Date.

(e)                                  Disability.  For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(f)                                   Equity Awards.  For purposes of this Agreement, “Equity Awards” means any stock options to purchase shares of the Company’s common stock or restricted shares of the Company’s common stock (including unvested shares Executive has purchased through an early exercise of a stock option grant).

(g)                                  Good Reason.  For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction in Executive’s Base Salary, excluding the substitution of substantially equivalent compensation and benefits, that is applicable to all Company senior management; (ii) a material reduction of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position; provided, however, that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Executive’s then present location or to Executive’s home as his primary work location will not be considered a material change in geographic location.  In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

(h)                                 Severance Period.  For purposes of this Agreement, “Severance Period” means the period of time commencing immediately after Executive’s separation of service from the Company through the date that is six (6) months following such separation date, plus an additional two (2) months for every fully completed Year of Service; provided, however, that in all cases the Severance Period will end no later than on the twelve (12)-month anniversary of the date of Executive’s termination of employment.

(i)                                     Year of Service.  For purposes of this Agreement, “Year of Service” means the twelve (12)-month period measured from Executive’s original start date with the Company (or any predecessor to the Company).

12.                               Confidential Information.  Executive confirms his continuing obligations under the Company’s standard At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement dated as of January 3, 2012 (the “Confidential Information Agreement”).

13.                               Successors.

(a)                                 The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 13(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                 Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.                               Notices.

(a)                                 General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability.  In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the Chief Executive Officer of the Company.

(b)                                 Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

15.                               Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.                               Integration.  This Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including but not limited to Executive’s offer letter with the Company, dated December 20, 2011.  This Agreement may be modified only by agreement of the Parties by a written instrument executed by the Parties that is designated as an amendment to this Agreement.  Further, with respect to Equity Awards outstanding as of the Effective Date (the “Pre-Existing Equity Awards”), the acceleration of vesting provisions contained in this Agreement supersede and replace in their entirety, and act as amendments to, any acceleration of vesting provisions contained in the Pre-Existing Equity Award agreements (which agreements, to the extent not amended by this Agreement, remain in full force and effect); provided, however, for purposes of clarity, such provisions do not supersede or replace the merger, asset purchase, change in control or dissolution or liquidation provisions of the equity plan under which the applicable Pre-Existing Equity Award was granted.

17.                               Waiver of Breach.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  The waiver of a breach of any term or provision of this Agreement will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.                               Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.                               Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.                               Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21.                               Arbitration.  Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of the Agreement or the Confidential Information Agreement, will be settled by arbitration pursuant to the arbitration provisions set forth in the Confidential Information Agreement.

22.                               Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, including that Executive is waiving his right to a jury trial, and is knowingly and voluntarily entering into this Agreement.

23.                               Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

TRUECAR, INC.

By:	/s/ James Nguyen

Title:	EVP/Secretary

EXECUTIVE:

/s/ Mike Guthrie
MIKE GUTHRIE

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